Credit Suisse High Income Fund (Credit Suisse Opportunity Funds) SUB-ITEM 77D: Policies with respect to security investments Effective February 28, 2002, the High Income Fund's investment policy was changed to reflect a change in law, as follows:
Under normal market conditions, the fund will invest at least 80% of net assets plus any borrowings for investment purposes in fixed-income securities that are rated in the lower rating categories of the established rating services (Baa or lower by Moody's Investors Service ("Moody's") and BBB or lower by Standard & Poor's Ratings Services, Inc. ("S&P")), or, if unrated, are deemed by CSAM to be of comparable quality. Securities rated Baa or lower by Moody's and BBB or lower by S&P are commonly known as "junk bonds."
The fund's 80% investment policy is non-fundamental and may be changed by the Board of Trustees of the fund to become effective upon at least 60 days' notice to shareholders prior to any such change.
Effective October 28, 2002, the fund's investment policy was revised to make clear that the lower rating categories are Ba or lower by Moody's and BB or lower by S&P.

Credit Suisse U.S. Government Money Fund (Credit Suisse
Opportunity Funds)
Effective February 28, 2002, U.S. Government Money Fund's investment policy was changed to reflect a change in law, as follows:
Under normal market conditions, the fund will invest at least 80% of net assets plus any borrowings for investment purposes in U.S. Government securities.
The fund's 80% investment policy is non-fundamental and may be changed by the Board of Trustees of the fund to become effective upon at least 60 days' notice to shareholders prior to any such change.

Credit Suisse Municipal Money Fund (Credit Suisse Opportunity
Funds)
Effective February 28, 2002, Municipal Money Fund's investment policy was changed to reflect a change in law, as follows:
Under normal market conditions, the fund will invest at least 80% of net assets plus any borrowings for investment purposes in investments the income from which is exempt from federal income tax.
The fund's 80% investment policy is fundamental and may be changed only by the shareholders of the fund.

Credit Suisse International Fund (Credit Suisse Opportunity Funds) Effective February 28, 2002, International Fund's investment policy was changed as follows:
Under normal market conditions the fund will invest at least 80% of net assets plus any borrowings for investment purposes in equity securities of issuers from at least three foreign markets. The fund's 80% investment policy is non-fundamental and may be changed by the Board of Trustees of the fund to become effective upon at least 60 days' notice to shareholders prior to any such change.